Exhibit 99.1

Creative Computer Applications, Inc. Reports Sales and Earnings for the Second Fiscal Quarter and Six Months Ended February 29, 2004

    CALABASAS, Calif.--(BUSINESS WIRE)--April 14, 2004--Creative Computer Applications, Inc. or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments, announced today its sales and earnings for its second fiscal quarter and six-month period ended February 29, 2004.
    Sales for the second fiscal quarter ended February 29, 2004 were $1,851,187 compared to sales of $1,854,785 for the comparable quarter ended February 28, 2003. The Company earned net income of $72,040 or $.02 basic and diluted earnings per share, for the current fiscal quarter, compared to net income of $16,863, or $.01 basic and diluted earnings per share, for the comparable quarter one year ago.
    Sales for the six-month period ended February 29, 2004 were $3,446,748 compared to sales of $3,736,946 for the comparable six-month period one year ago. The Company incurred a net loss of $181,618 or $.05 basic and diluted loss per share, for the current six-month period, compared to net income of $64,846, or $.02 basic and diluted earnings per share, for the comparable six-month period one year ago.
    Steven M. Besbeck, President and CEO, stated, "CCA's revenues for our second fiscal quarter and six-month period ended February 29, 2004, were lower primarily due to the product transition related to our new CyberLAB(R) 7.0 Laboratory Information System, however we believe that we are in the final stages of the transition period. As of March 31, 2004, CyberLAB 7.0 was live in three sites and two additional new sites were being implemented. We are now marketing CyberLAB 7.0 and it is available to our installed client base. We consider the increased investment made in our product development activities, especially related to CyberLAB 7.0, will position the Company for future growth."



                 Creative Computer Applications, Inc.
                     Operating Results (Unaudited)

                        Three Months Ended       Six Months Ended
                      ----------------------- -----------------------
                       Feb. 29,     Feb. 28,    Feb. 29,   Feb. 28,
                         2004         2003        2004       2003
                      ----------- ----------- ----------- -----------
Net Sales and
 Service Revenues     $1,851,187  $1,854,785  $3,446,748  $3,736,946
Gross Margin           1,014,365     967,918   1,757,497   1,914,219
Operating Income
 (Loss)                   72,517      26,693    (181,071)    108,044
Net Income (Loss)         72,040      16,863    (181,618)     64,846
Basic Earnings (Loss)
 Per Share                   .02         .01        (.05)        .02
Diluted Earnings
 (Loss) Per Share            .02         .01        (.05)        .02

Average Shares Outstanding
 (Basic)               3,318,900   3,272,233   3,318,900   3,269,317
 (Diluted)             3,439,817   3,540,303   3,318,900   3,461,395



    CCA is a healthcare information technology and service provider that provides software and browser-based solutions, specializing in Clinical Information Systems for hospital and clinic-based laboratories, pharmacies, and imaging departments. Its primary products, CyberLAB(R), CyberMED(R) and CyberRAD(R) are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are deployed in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com/.

    This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

    CONTACT: Creative Computer Applications, Inc.
             Steven M. Besbeck, 818-880-6700, ext. 252